Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Leslie Loyet	Tim Grace
Chief Financial Officer	General Information	Media Inquiries
(312) 658-5740	(312) 640-6672	(312) 640-6667

FOR IMMEDIATE RELEASE

THURSDAY, JANUARY 12, 2006

STRATEGIC HOTEL CAPITAL, INC. ANNOUNCES

OFFERING OF 4 MILLION PREFERRED SHARES

Chicago, IL – January 12, 2006 - Strategic Hotel Capital, Inc. (NYSE: SLH), which operates as Strategic Hotels & Resorts, today announced that it has agreed to sell in an underwritten public offering 4,000,000 shares of its 8.25% Series B Cumulative Redeemable Preferred Stock (liquidation preference $25 per share).

Wachovia Securities is acting as sole book-running manager of the offering, with Raymond James as joint lead manager and A.G. Edwards, RBC Capital Markets and Stifel Nicolaus acting as co-managers. The underwriters have been granted a 30-day option to purchase up to an additional 600,000 preferred shares to cover any over-allotments.

The offering of the shares will be made only by means of a prospectus supplement and accompanying prospectus. When available, copies of the prospectus supplement and the accompanying prospectus may be obtained from Wachovia Securities, ATTN: Prospectus Department, 8739 Research Drive, Charlotte, North Carolina 28262, or 704-593-7559, or from the offices of any of the other managing underwriters identified above.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About the Company

Strategic Hotel Capital, Inc. also operates under the name Strategic Hotels & Resorts and is a real estate investment trust, which owns and asset manages high-end hotels and resorts. The company has ownership interests in 17 properties with an aggregate of 8,264 rooms.